EXHIBIT 99.1

For Immediate Release

Rebecca Metz:

Metz Communications

Rebecca.Metz@Embarcadero.com

Tel: (512) 306-0618

Embarcadero Technologies To Acquire Ambeo

San Francisco, CA. and Colorado Springs, CO., October 14, 2005 – Embarcadero Technologies®, Inc. (Nasdaq: EMBT), a leading provider of data lifecycle management solutions, and SHC Ambeo Acquisition Corp. (Ambeo), a privately-held leader in database auditing, access, and usage monitoring, today announced the signing of a definitive agreement in which Embarcadero will acquire all the outstanding shares of Ambeo in a cash merger valued at approximately $6 million.

“Ambeo has become a strong leader in the growing market of data security, a critical part of reducing IT vulnerability and ensuring regulatory compliance,” said Raj Sabhlok, Embarcadero’s chief financial officer and senior vice president of Corporate Development. “Given its deep expertise in database technologies, the repository for corporate data, data security is a natural extension for Embarcadero and will become a core area of focus that complements our current offerings.”

The transaction has been approved by both companies’ boards of directors, and Ambeo’s board has unanimously recommended to Ambeo’s stockholders that they adopt the agreement. The transaction is subject to customary closing conditions, including, among other things, obtaining third party approvals and Ambeo stockholder approval. The merger is expected to close in the fourth quarter of 2005.

About Embarcadero Technologies

Embarcadero Technologies, Inc. (Nasdaq: EMBT) is a provider of data lifecycle management solutions that help leading companies build, optimize, test, and manage their critical data, database, and application infrastructure. Nearly 11,000 companies, including 97 of the Fortune 100, rely on Embarcadero Technologies products to manage the explosive growth in data and ensure optimal performance of their complex, multi-platform applications and systems. Embarcadero Technologies is headquartered in San Francisco, CA. For more information, call 415/834-3131.

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Embarcadero, the Embarcadero Technologies logos and all other Embarcadero Technologies product or service names are trademarks of Embarcadero Technologies, Inc. All other trademarks are property of their respective owners.

Forward-Looking Statements

The statements in this press release that are not historical facts are forward-looking statements that involve risks and uncertainties that could cause future results to differ materially from historical results or those expressed or implied by such forward-looking statements. The potential risks and uncertainties that could cause actual growth and results to differ materially include, but are not limited to risks related to the acquisitions of companies or technologies and other risks identified in the Company’s periodic filings with the Securities and Exchange Commission including, but not limited to, those appearing under the caption “Factors that may Affect Future Results” in the Company’s most recent Quarterly Report on Form 10-Q and the Annual Report on Form 10-K/A. Readers are cautioned not to place undue relevance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to release publicly the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of anticipated events.